UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 15, 2008

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 15, 2008, Advanced Micro Devices, Inc. (the “Company”) entered into a First Amended and Restated Participation Agreement (“Participation Agreement”) with International Business Machines Corp. (“IBM”), pursuant to which certain development activities conducted jointly by the Company and IBM under the Company’s Third Amendment and Restatement of “S” Process Development Agreement, effective as of December 28, 2002, will be replaced and superseded, and pursuant to which the Company will join additional Development Projects (as defined in the Participation Agreement) with other participating parties and IBM. The continuation of the obligations under the Participation Agreement is conditioned upon the approval of the Company’s Board of Directors, which must be received by September 15, 2008.

Pursuant to the Participation Agreement, the Company will pay IBM quarterly development fees. In addition, the Company will pay IBM certain license fees for licenses granted to the Company relating to background know-how technology.

The term of the Participation Agreement has been extended from the end of 2011 and now expires upon the earlier of (i) the expiration or earlier termination of all Project Agreements (as defined in the Participation Agreement) or (ii) December 31, 2015. Either party may terminate the Participation Agreement for specified reasons, including in the event of insolvency or liquidation of the other party or if the other party undergoes a Change of Control (as defined in the Participation Agreement).

The foregoing summary is qualified in its entirety by reference to the Participation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 29, 2008. The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Participation Agreement. The omitted material will be included in the request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2008	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary